Exhibit 99.1

To Our Shareholders:	August 27, 2010

For more than 75 years, Northeast Community Bank has pursued a prudent business strategy focusing on a sound capital structure, a durable deposit base and a conservatively-underwritten multi-family, mixed-use and non-residential real estate loan portfolio.  As you know, we gather most of our deposits in local markets and hold the loans we originate for investment.  We do not offer 1-4 family residential mortgages and we have never engaged in subprime lending.

While we experienced an increase in our loan losses in 2008 and 2009, we believe we are faring much better than many other financial institutions during this economic crisis.  With our strong capital base, we were able to absorb the loan losses and as of June 30, 2010, our capital ratios remained comfortably above all regulatory requirements.

We were fortunate, of course, to have raised a large amount of capital in our initial public offering in July, 2006.  At that time, nobody anticipated that just two years later, our economy would experience its worst financial crisis since the Great Depression.  Unlike many financial institutions, our strong capital position meant that we never had to raise capital during the crisis at a depressed valuation or accept TARP money from the U.S. government.

Our capital base continues to serve us well today in an economic environment that remains uncertain and volatile.  We are confident that even if the country does experience a “double-dip” recession, your bank is well-positioned to manage through it.

Meanwhile, we continue to take steps to deploy our capital and drive profitable growth over the coming years.  These steps include:

•	Building our commercial lending capabilities
•	Expanding our Small Business Administration lending program
•	Opening branches, and continuing to expand our lending volume in states contiguous to New York
•	Developing our capabilities in investment advisory and financial planning

As always, we strive for an appropriate balance between maintaining a capital “cushion” and returning capital to shareholders through dividends and share repurchases.  We continue to pay dividends on our stock and recently announced that our Board had authorized the repurchase of up to 5% of outstanding public shares not owned by the mutual holding company.

Second Quarter Highlights

On August 13, 2010 we reported results for the second quarter and first half of 2010.  Our net income for the first half of 2010 was up 75% from the same period last year.  We achieved this result by generating increases in our revenue, combined with a reduction in operating expenses, which more than offset a significant increase in our provision for loan losses.

We generated a 26% increase in average deposits in the first half, while the average rate on interest-bearing deposits declined by more than 75 basis points.  With the deposits generated by our two new branch offices in Massachusetts, we were able to decrease our reliance on nationwide certificate of deposit listing services.  Deposits generated in our own branches are generally a more reliable, less expensive source of funding for the bank than deposits generated through listing services.

Also during the second quarter we signed a definitive agreement to sell our branch office on 86th Street in Brooklyn, NY.  Subject to regulatory approval, we expect to complete the transaction during the fourth quarter. The sale of this office will improve operating efficiencies by reducing interest expense and all office related non-interest expenses.

A significant portion of the increase in non-performing loans during the first half of this year was attributable to the $10.9 million dollar loan we granted to the purchaser of our former branch office on First Avenue in New York City.

We have been in negotiations with the company that purchased the property regarding the loan and expect to enter into an agreement with the company prior to September 30th. Under the proposed agreement, we would extend the term of the loan through July 2011 and the borrower would pay all past due interest and prepay interest through June 30, 2011.  In the event we enter into such an agreement, we would anticipate that the loan on the property would no longer be classified as a non-performing loan.

We substantially increased our provision for loan losses in the second quarter, raising our allowance for loan losses to 1.45% of total loans outstanding at June 30, 2010.  We continually monitor the performance of our loan portfolio, enabling us to adjust the level of the loan loss allowance according to the portfolio’s performance.  We believe that our conservatively underwritten loan portfolio and adequate loan loss allowance provides an appropriate protection against future losses.

In closing, Northeast Community Bank is positioned to capitalize on opportunities today and in the future.  We intend to remain disciplined and focused on serving our customers and building value for you, our shareholders.

We thank you for your support and look forward to continuing to update you on our progress.

Sincerely,

/s/ Kenneth A. Martinek

Kenneth A. Martinek
Chairman, President
& Chief Executive Officer

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of Northeast Community Bancorp, Inc. and Northeast Community Bank.  These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of NorthEast Community Bancorp, Inc. and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Northeast Community Bank’s market area, changes in the real estate market values in the Bank’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2009, including the section entitled “ Risk Factors,” and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, NorthEast Community Bancorp, Inc. does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.